As filed with the Securities and Exchange Commission on [            ], 2006    Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

Registration Statement

Under the Securities Act of 1933

Isolagen, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	87-0458888
(State or other jurisdiction of incorporation or organization)	(I.R.S. EmployerIdentification Number)

405 Eagleview Blvd., Exton, PA 19341

(Address of principal executive offices, including zip code)

Isolagen, Inc. 2005 Equity Incentive Plan, as amended

Non-Qualified Stock Option Agreement between Isolagen, Inc. and John Fudala

Non-Qualified Stock Option Agreement between Isolagen, Inc. and Martin E. Schmieg

Non-Qualified Stock Option Agreement between Isolagen, Inc. and Susan S. Ciallella

Non-Qualified Stock Option Agreement between Isolagen, Inc. and Todd Greenspan

Non-Qualified Stock Option Agreement between Isolagen, Inc. and Pierre Comte

(Full Title of the Plans)

Susan Stranahan Ciallella

Chief Executive Officer

405 Eagleview Blvd.

Exton, PA 19341

(Name and address of agent for service)

(484) 713-6000

(Telephone number, including area code, of agent for service)

copy to:

Cavas S. Pavri

Cozen O’Connor

1900 Market Street

Philadelphia, Pennsylvania 19103

Phone (215) 665-5542

Fax (215) 665-2013

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $.001 per share	2,945,000	$2.39	$7,038,550	$754
TOTAL				$754

(1)           Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of the issuer’s Common Stock registered hereunder will be adjusted in the event of stock splits, stock dividends or similar transactions.

(2)           Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457 (c) and 457 (h) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low prices for a share of Common Stock reported on the American Stock Exchange as of February 9, 2006.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Explanatory Note

This Registration Statement relates to: (i) a total of 2,100,000 shares of common stock, par value $.001 per share (“Common Stock”) of Isolagen, Inc. (the “Company”), which may be offered and sold pursuant to the Company’s 2005 Equity Incentive Plan, and (ii) an aggregate of 845,000 shares issuance upon the exercise of the options issued pursuant to the non-qualified option agreements between the Company and John Fudala, Martin E. Schmieg, Susan S. Ciallella, Todd Greenspan, and Pierre Comte, respectively.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference

The following documents previously filed with the Commission are incorporated by reference and made a part of this prospectus.

•                                          the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, as amended by the Company’s Form 10-K/A filed April 28, 2005;

•                                          the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005;

•                                          the Company’s Current Reports on Form 8-K filed February 18, 2005, February 23,  2005, March 8,  2005, March 10, 2005, March 14, 2005, April 11, 2005, April 12, 2005, April 22, 2005, April 27, 2005, May 3, 2005, May 9, 2005, May 20, 2005, June 20, 2005, June 28, 2005; August 5, 2005; August 22, 2005; October 4, 2005; November 2, 2005; and January 6, 2006; and

•              the description of the Common Stock contained in the Company’s Registration Statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents the Company files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered by this prospectus have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.          Description of Securities

Not Applicable.

Item 5.          Interest of Named Experts and Counsel

The law firm of Cozen O’Connor has rendered an opinion regarding the legality of the shares of Common Stock registered hereunder.  Ralph V. De Martino, a member of Cozen O’Connor, is a member of the Board of Directors of Company.

Item 6.          Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).  The Company’s certificate of incorporation, as amended and bylaws contain certain provisions permitted under the Delaware General Corporation Law which eliminate the personal liability of directors for monetary damages for a breach of the director’s fiduciary duty, except for: (i) breach of a director’s duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) the unlawful payment of dividends, stock purchase or stock redemption, or (iv) any transaction from which the director derives any improper personal benefit.  The Company’s directors and officers are also insured against certain liabilities under a directors and officers liability insurance policy maintained by the Company.

Item 7.          Exemption from Registration Claimed

Not Applicable.

Item 8.          Exhibits

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Identification of Exhibit

4.1	Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(i) of the Company’s quarterly report on Form 10-Q filed August 9, 2005)
4.2	Bylaws of the Company (incorporated by reference to Exhibit 3(ii) of the Company’s amended annual report on Form 10-K/A for year ended December 31, 2004).
4.3	Common Stock Specimen (incorporated by reference to Exhibit 4.4 of the Company’s annual report on Form 10-KSB for the fiscal year ended December 31, 2001)
4.4	2005 Equity Incentive Plan, as amended
4.5	Non-Qualified Stock Option Agreement between Isolagen, Inc. and John Fudala
4.6	Non-Qualified Stock Option Agreement between Isolagen, Inc. and Martin E. Schmieg
4.7	Non-Qualified Stock Option Agreement between Isolagen, Inc. and Susan S. Ciallella
4.8	Non-Qualified Stock Option Agreement between Isolagen, Inc. and Todd Greenspan
4.9	Non-Qualified Stock Option Agreement between Isolagen, Inc. and Pierre Comte

5	Opinion of Cozen O’Connor
23.1	Consent of Cozen O’Connor (included in Exhibit 5)
23.2	Consent of Pannell Kerr Forster of Texas, P.C., independent registered public accounting firm
23.3	Consent of BDO Seidman, LLP, independent registered public accounting firm

Item 9.          Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Exton, State of Pennsylvania, on the 13 day of February, 2006.

ISOLAGEN, INC.

By:	/s/ Martin E. Schmieg
Martin E. Schmieg, Chief Financial Officer and
Senior Vice President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Susan Stranahan Ciallella	Interim Chief Executive Officer,
Susan Stranahan Ciallella	Executive Vice President,	February 13, 2006
General Counsel and Director

/s/ Martin E. Schmieg	Chief Financial Officer and	February 13, 2006
Martin E. Schmieg	Senior Vice President

/s/ Steven Morrell	Director	February 13, 2006
Steven Morrell

/s/ Henry Toh	Director	February 13, 2006
Henry Toh

/s/ Ralph De Martino	Director	February 13, 2006
Ralph De Martino

/s/ Marshall G. Webb	Director	February 13, 2006
Marshall G. Webb

Exhibit Index

Exhibit No.	Identification of Exhibit

4.1	Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(i) of the Company’s quarterly report on Form 10-Q filed August 9, 2005)
4.2	Bylaws of the Company (incorporated by reference to Exhibit 3(ii) of the Company’s amended annual report on Form 10-K/A for year ended December 31, 2004).
4.3	Common Stock Specimen (incorporated by reference to Exhibit 4.4 of the Company’s annual report on Form 10-KSB for the fiscal year ended December 31, 2001)
4.4	2005 Equity Incentive Plan, as amended
4.5	Non-Qualified Stock Option Agreement between Isolagen, Inc. and John Fudala
4.6	Non-Qualified Stock Option Agreement between Isolagen, Inc. and Martin E. Schmieg
4.7	Non-Qualified Stock Option Agreement between Isolagen, Inc. and Susan S. Ciallella
4.8	Non-Qualified Stock Option Agreement between Isolagen, Inc. and Todd Greenspan
4.9	Non-Qualified Stock Option Agreement between Isolagen, Inc. and Pierre Comte
5	Opinion of Cozen O’Connor
23.1	Consent of Cozen O’Connor (included in Exhibit 5)
23.2	Consent of Pannell Kerr Forster of Texas, P.C., independent registered public accounting firm
23.3	Consent of BDO Seidman, LLP, independent registered public accounting firm